Designated Filer:	MONARCH ALTERNATIVE CAPITAL LP
Issuer & Ticker Symbol:	WCI Communities, Inc. [WCIC]
Date of Event Requiring Statement:	February 10, 2017

Explanation of Responses

(1)	This Form 4 is being filed on behalf of Monarch Alternative Capital LP, a Delaware limited partnership ("MAC"), MDRA GP LP, a Delaware limited partnership ("MDRA GP") and Monarch GP LLC, a Delaware limited liability company (“Monarch GP”) (collectively, the "Reporting Persons"). MAC serves as the investment advisor to the Funds (as defined below), MDRA GP is the general partner of MAC and Monarch GP is the general partner of MDRA GP. Each of MAC, MDRA GP and Monarch GP may be deemed to indirectly beneficially own shares held directly by the Funds and disclaims beneficial ownership of all such shares except to the extent of any indirect pecuniary interest therein.

(2)	Common Stock held directly by Monarch Debt Recovery Master Fund Ltd, a Cayman Islands corporation (“MDRF”).
(3)	Common Stock held directly by Monarch Master Funding Ltd, a Cayman Islands corporation (“MMF”). The 2,703 shares disposed by MMF were held for the account of MCMP II (defined below).
(4)	Common Stock held directly by Monarch Capital Master Partners LP, a Cayman Islands limited partnership (“MCMP”).
(5)	Common Stock held directly by MCP Holdings Master LP, a Cayman Islands limited partnership (“MCPH”).
(6)	Common Stock held directly by Monarch Alternative Solutions Master Fund Ltd, a Cayman Islands corporation (“MASMF”).
(7)	Common Stock held directly by P Monarch Recovery Ltd., a British Virgin Islands corporation (“P Monarch”).
(8)	Common Stock held directly by Monarch Capital Master Partners II LP, a Cayman Islands limited partnership (“MCMP II”, and together with MDRF, MMF, MCMP, MCPH, MASMF and P Monarch, the “Funds”).
(9)	On February 10, 2017, Lennar Corporation (“Lennar”) and WCI Communities (the “Company”) closed their previously announced merger (the “Merger”), pursuant to which the Funds became entitled to receive, for each share of Company common stock (“Common Stock”) held at the closing time, (1) $11.75 in cash and (2) a number of shares of Lennar Class A common stock equal to (a) $23.50 minus the amount of the cash consideration divided by (b) the average of the volume weighted average price of Lennar Class A stock reported on the New York Stock Exchange on each of the ten trading days immediately preceding the closing. The value of the Merger consideration for each share of Common Stock is equal to $23.50.
(10)	On February 11, 2016, MAC, as an affiliate of a non-employee director, was granted restricted units by the Company. These restricted stock units vested in their entirety on February 10, 2017, which was the effective date of the Merger. In accordance with the terms of the grant, the Company will pay to the holder a cash amount equal to the fair market value of a number of shares of the Company’s Common Stock equal to the number of restricted stock units. The value of the Company’s common stock on February 10, 2017 was $23.50 per share, or the value of the Merger consideration.